UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2016

COUNTY BANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Wisconsin	001-36808	39-1850431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

860 North Rapids Road, Manitowoc, WI		54221
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (920) 686-9998

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Gary Abramowicz resigned from his positions as Chief Financial Officer, Treasurer and Associate Securities Compliance Officer of County Bancorp, Inc. (the “Company”) and Chief Financial Officer and Executive Vice President of Investors Community Bank (the “Bank”), effective August 12, 2016.

On September 2, 2016, Mr. Abramowicz, the Company and the Bank entered into a Release and Waiver Agreement (the “Release Agreement”) providing that the Company will make a lump sum payment to Mr. Abramowicz in the gross amount of $242,387.58, which will be paid within 60 days from Mr. Abramowicz’s last day of employment, provided that he has not revoked the Release Agreement.  The Release Agreement also provides for: (i) the extended exercisability of 37,359 currently vested stock options until November 10, 2016; (ii) a bonus in an amount up to $25,000, to be determined in the sole discretion of the Company, based upon the efficient transition of duties, with such bonus to be paid at the time 2016 bonuses are paid to other executives of the Company; and (iii) the continuation of employer contributions towards COBRA continuation premiums through December 31, 2016.  The Release Agreement also reaffirms the restrictive covenants contained in Mr. Abramowicz’s employment agreement.

The above description of the Release Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Release and Waiver Agreement by and among County Bancorp, Inc., Investors Community Bank and Gary Abramowicz, effective August 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COUNTY BANCORP, INC.

Date: September 7, 2016	By:	/s/ Mark A. Miller
Mark A. Miller
Secretary

Exhibit Index

Exhibit Number	Description
10.1	Release and Waiver Agreement by and among County Bancorp, Inc., Investors Community Bank and Gary Abramowicz, effective August 12, 2016